Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 4th Quarter 2006 Financial Results on
January 12, 2007

          HIXSON, Tenn., Jan. 12 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

          Cornerstone Bancshares, Inc saw its 4th quarter earnings increase to $1.45 million or $0.22 a share and $5.81 million year to date or $0.90 a share an increase of 26.4% over 2005’s earnings per share of $0.71.  The earnings were $0.025 a share better than its $0.875 earning per share guidance given in June.  The better than expected Company performance was a direct result of the continued above average net interest margin for the fourth quarter of 5.80% compared to comparable peer bank average of 4.23%.  The Bank’s loan portfolio finished the quarter with an average 4th quarter balance of $296 million, up 13.6% over the same period in 2005.  During the 4th quarter Cornerstone reevaluated the amortization of its intangible asset for Eagle Financial Inc. and accelerated the amortization by an additional $182 thousand.  The Corporation also set up and funded a corporate foundation to assist the Bank in civic and community gifting.  The foundation was initially funded with $500 thousand and will give 5% of its corpus annually.  These two non operating expenses reduced the quarterly and annual earnings by $430 thousand after taxes.

          Currently, Cornerstone has 6.5 million shares outstanding and expects earnings per share to increase to $1.00 per share in 2007 an increase of 11.1%.  During the fourth quarter Cornerstone completed the formation of a Loan Production Office in Dalton, GA and expects to assist small businesses in North GA with asset based loans from both Cornerstone Community Bank and Eagle Financial, Inc.

          The asset quality remained at the superior level during 2006 as non- performing loans as a percentage of average total loans remained at 0.37% while past due loans as a percentage of total loans decreased to 0.50%.  The Bank had net charge offs of $191 thousand during the fourth quarter and $394 thousand year to date, while providing $1.1 million to the loan loss allowance year to date.  The large provision was created to fully fund the loan loss allowance for the loan growth realized during 2006, and as a result the Bank was able to maintain a 1.33% allowance for possible loan losses.

          Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and one loan production office with $375 million in assets specializing in business financial services.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of December 31, 2006
(in thousands)

	Three Months Ending December 31		% Change

EARNINGS SUMMARY	2006	2005

Interest income	$7,936	$6,064	30.87%
Interest expense	2,931	1,872	56.57%
Net interest income	5,005	4,192	19.39%
Provision for loan loss	49	502	-90.24%
Net interest income after provision	4,956	3,690	34.31%
Noninterest income	370	382	-3.14%
Noninterest expense	3,297	2,024	62.90%
Pretax income	2,029	2,048	-0.93%
Income taxes	582	706	-17.56%
Net income	$1,447	$1,342	7.82%
Earnings per common share	$0.22	$0.21	4.19%
Weighted average common shares outstanding (1)	6,505,405	6,286,298

	Year-to-Date Ending December 31		% Change

EARNINGS SUMMARY	2006	2005

Interest income	$29,165	$20,669	41.11%
Interest expense	10,306	6,076	69.62%
Net interest income	18,859	14,593	29.23%
Provision for loan loss	1,107	1,402	-21.04%
Net interest income after provision	17,752	13,191	34.58%
Noninterest income	1,861	1,334	39.51%
Noninterest expense	10,473	7,644	37.01%
Pretax income	9,140	6,881	32.83%
Income taxes	3,328	2,557	30.15%
Net income	$5,812	$4,324	34.41%
Earnings per common share	$0.90	$0.71	26.36%
Weighted average common shares outstanding (1)	6,479,441	6,091,250

	Three Months Ending December 31		% Change
AVERAGE BALANCE
SHEET SUMMARY	2006	2005

Loans, net of unearned income	295,787	$260,384	13.60%
Investment securities & Other	47,095	31,582	49.12%
Earning assets	342,882	291,966	17.44%
Total assets	362,059	311,794	16.12%
Noninterest bearing deposits	39,773	37,334	6.53%
Interest bearing transaction deposits	96,763	82,384	17.45%
Certificates of deposit	140,064	115,688	21.07%
Total deposits	276,600	235,405	17.50%
Other interest bearing liabilities	44,922	42,939	4.62%
Shareholder’s equity	38,131	31,088	22.66%

	Year-to-Date Ending December 31		% Change
AVERAGE BALANCE
SHEET SUMMARY	2006	2005

Loans, net of unearned income	$284,105	$236,265	20.25%
Investment securities & Other	40,904	32,681	25.16%
Earning assets	325,009	268,946	20.85%
Total assets	344,741	286,218	20.45%
Noninterest bearing deposits	37,056	34,730	6.70%
Interest bearing transaction deposits	93,178	79,175	17.69%
Certificates of deposit	132,465	102,778	28.88%
Total deposits	262,699	216,683	21.24%
Other interest bearing liabilities	44,019	38,743	13.62%
Shareholder’s equity	35,728	28,883	23.70%

	Three Months Ending December 31

SELECTED RATIOS	2006	2005

Average equity to average assets	10.53%	9.97%
Average net loans to average total assets	81.70%	83.51%
Return on average assets	1.59%	1.72%
Return on average total equity	15.06%	17.27%
Actual Equity on December 31,	$38,055,477	$32,446,364
Actual # shares outstanding on December 31	6,503,318	6,402,668
Book value per common share (1)	$5.85	$5.07

	Year-to-Date Ending December 31

SELECTED RATIOS	2006	2005

Average equity to average assets	10.36%	10.09%
Average net loans to average total assets	82.41%	82.55%
Return on average assets	1.69%	1.51%
Return on average total equity	16.27%	14.97%
Actual Equity on December 31,
Actual # shares outstanding on December 31
Book value per common share (1)

SOURCE  Cornerstone Bancshares, Inc.
           -0-                                                  01/12/2007
           /CONTACT:  Frank Hughes, President & COO of Cornerstone Bancshares, Inc., +1-423-385-3009/
           /Web site:  http://www.cscbank.com /
           (CSBQ)